EXHIBIT 5.1

______ __, 2012

Resonance Emerging Markets Macro Trust
c/o Resonance Advisors LLC
155 Wooster Street, Suite 8R
New York, NY 10012

Re:	Resonance Emerging Markets Macro Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Resonance Emerging Markets Macro Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein.  This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on _______________ (the “Certificate of Trust”);

(b)
The Trust Agreement of the Trust, dated as of ________________, among  Resonance Advisors LLC, as sponsor (the “Sponsor”), The Bank of New  York Mellon, a New York banking corporation, as trustee (the “Trustee”), and Wilmington Trust, National Association, a national banking association, as Delaware trustee (the “Trust Agreement”);

(c)
The Pre-Effective Amendment No. __ to the Registration Statement on Form S-1, to be filed by the Trust with the Securities and Exchange Commission (the “SEC”) on or about ______ __, 2012 (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to Shares (the "Shares") representing fractional undivided beneficial interests in the Trust;

Resonance Emerging Markets Macro Trust
______ __, 2012

(d)
A form of Authorized Participant Agreement entered into by the Trust, the Sponsor and each Authorized Participant (collectively the “Participant Agreements”) attached as an exhibit to the Trust Agreement; and

(e)	A Certificate of Good Standing of the Trust, dated _____________, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1.           The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2.           The Shares to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Trust, as to which the Registered Owners, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.           We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect.  We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

Resonance Emerging Markets Macro Trust
______ __, 2012

B.           We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, (vi) the due submission to the Processing Agent of a Purchase Order by each Authorized Participant, (vii) the due acceptance by the Processing Agent of each Purchase Order and the due issuance in accordance with the Trust Agreement and the Participant Agreements of the Shares relating thereto to the Authorized Participants, (viii) the payment by each Authorized Participant to the Trust of the full consideration due from it for the Shares subscribed to by it and (ix) the Shares will be offered and sold as described in the Registration Statement, the Trust Agreement and the Participant Agreements

C.           We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D.           We note that a Registered Owner may be required to make certain payments provided for in the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the SEC.  We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

EAM/JWP